Exhibit 10.1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this "Agreement") sets forth the mutual intentions of Patriot Solar, Inc., an Arizona Corporation, (“Patriot”) and Pacific Blue Energy Corp., a Nevada corporation (“Pacific Blue”) relating to the design, engineering, construction, operations, maintenance and financing of various solar projects located in Arizona, California, Nevada, Utah, and Texas.

1.

Patriot Solar, Inc, an Arizona Corporation, shall identify a variety of private commercial solar projects ranging in size for 50 kW to 500kW size in Arizona, California, Nevada, Utah, and Texas. The upfront costs for the initial development of these projects will be at Patriot’s sole expense.  Once the projects are accepted by Pacific Blue, as set forth herein, these costs will be reimbursed to Patriot.

2.

The projects will be presented to Pacific Blue for evaluation for funding and Pacific Blue will have an exclusive first right of refusal for a period of two years from the date of this agreement with rights to extend the agreement for another year by mutual agreement to review and evaluate any project initially developed by Patriot. Each project will be individually submitted to the Pacific Blue evaluation committee, which shall have one month from the date of submission of the individual project to accept or reject the project. Upon project acceptance, Pacific Blue will send Patriot a Letter of Commitment for the specific project with the specific terms needed for financing and a payment for 1.0% of the project estimated total cost in earnest money. If the month passes and no commitment has been issued by Pacific Blue, Patriot will have full rights to the project and may pursue it independently.

3.

All cost to develop any project will be funded by Pacific Blue once the project has been accepted and financing approved with monthly progress payments to Patriot. Patriot will have responsibility for all engineering calculations, engineering design, procurement, construction, permitting, REC filings, interconnection agreements and on-going operations and maintenance. Pacific Blue shall have no financial responsibility for Patriot’s costs for projects that are not accepted and approved by the Pacific Blue selection committee.

4.

Pacific Blue will have the sole responsibility to provide financing on the accepted projects. Patriot will have no financial responsibility for fund raising efforts, however, may be requested to provide technical presentations to support fund raising efforts at the expense of Pacific Blue.

5.

Upon commissioning, all accepted projects will have ownership transferred from Patriot Solar to Pacific Blue. Patriot will continue to provide operations and maintenance services on the projects following transfer.  Future expansions on the projects will continue to be operated under this agreement with Patriot providing the development services and Pacific Blue retaining ownership and financing obligations.

6.

This Agreement constitutes a legally binding and enforceable agreement between the Parties hereto with respect to the provisions hereof.

This Agreement summarizes the understanding of Patriot Solar, Inc. and Pacific Blue Energy Corp. regarding the development and operations of various solar projects.

Pacific Blue Energy Corp.

Patriot Solar, Inc.

/s/ Joel Franklin

/s/ Glenn Dale Gray

Joel Franklin

Glenn Dale Gray

May 10, 2010

May 10, 2010

Date:

Date: